Exhibit l

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

March 2, 2017

FS Energy Total Return Fund

201 Rouse Boulevard

Philadelphia, Pennsylvania 19112

Re:	FS Energy Total Return Fund —
Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to FS Energy Total Return Fund, a statutory trust (the “Trust”) created under the Delaware Statutory Trust Act (the “DSTA”), in connection with the issuance and sale by the Trust of up to 160,000,000 shares (the “Shares”) of the Trust’s common shares of beneficial interest, par value $0.001 per share the “Common Shares”).

This opinion is being furnished to you in accordance with the requirements of sub-paragraph (l) of Item 25 of Part C of Form N-2 Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(i)    the notification of registration on Form N-8A (File No. 811-23205) of the Trust (the “1940 Act Notification”) filed with the Securities and Exchange Commission (the “Commission”) under the 1940 Act on October 25, 2016;

(ii)     the Registration Statement on Form N-2 (File Nos. 333-214232 and 811-23205) of the Trust relating to the Shares filed with the Commission on October 25, 2016 under the Securities Act and the 1940 Act, as amended by Pre-Effective Amendment No. 1 on December 20, 2016 and as proposed to be amended by Pre-Effective Amendment No. 2 on the date hereof (such Registration Statement, as so amended and proposed to be amended, being hereinafter referred to as the “Registration Statement”);

(iii)     an executed copy of a certificate of Stephen S. Sypherd, Secretary of the Trust, dated the date hereof (the “Secretary’s Certificate”);

FS Energy Total Return Fund

March 2, 2017

(iv)    the form of Distribution Agreement (the “Distribution Agreement”) proposed to be entered into between the Trust, as issuer, FS Energy Advisor, LLC, as investment advisor to the Trust, and the Trust’s distributor as named therein (the “Distributor”), filed as an exhibit to the Registration Statement;

(v)    a copy of the Trust’s Certificate of Trust, as certified by the Secretary of State of the State of Delaware as of February 20, 2017 and certified pursuant to the Secretary’s Certificate;

(vi)    a copy of the Trust’s Amended and Restated Declaration of Trust, dated November 4, 2016 (the “Declaration”), as certified pursuant to the Secretary’s Certificate;

(vii)     a copy of the Trust’s By-Laws, as amended and currently in effect, as certified pursuant to the Secretary’s Certificate;

(viii)     a copy of certain resolutions adopted by the Board of Trustees of the Trust, adopted on February 14, 2017, relating to the creation, issuance and sale of the Shares and related matters, as certified pursuant to the Secretary’s Certificate; and

(ix)    a copy of certain resolutions adopted by the pricing committee established by the Board of Trustees of the Trust (the “Pricing Committee”) on February 16, 2017, relating to the issuance and sale of the Shares, as certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Trust and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Distribution Agreement.

In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the Distribution

FS Energy Total Return Fund

March 2, 2017

Agreement will be executed and delivered in substantially the form reviewed by us and that if a holder of Shares requests a certificate representing such holder’s Shares, such certificate will have been signed manually or by facsimile by an authorized officer of the transfer agent and registrar for the Shares and registered by such transfer agent and registrar.

We do not express any opinion with respect to the laws of any jurisdiction other than the DSTA.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), becomes effective under the Securities Act; (ii) the Distribution Agreement has been duly executed and delivered by the Trust and the other parties thereto; (iii) the Trust has duly accepted investors’ subscriptions for Shares as contemplated by the Distribution Agreement; and (iv) the Shares are registered in the Trust’s share registry and have been delivered upon payment of the consideration therefor determined by the Board of Trustees (or Pricing Committee thereof), the Shares, when issued and sold in accordance with the provisions of the Distribution Agreement, will be duly authorized by all requisite statutory trust action on the part of the Trust under the DSTA, and the Shares will be validly issued, fully paid, and nonassessable provided that the consideration therefor is not less than $0.001 per share, except for the obligation of any holders of Shares to repay any funds wrongfully distributed to them.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Counsel” in the statement of additional information forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

T.A.D.